Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE	June 1, 2005

For more information:

Media Bill Durling (905) 863-1078 bdurling@nortel.com	Investors (888) 901-7286 (905) 863-6049 investor@nortel.com

Nortel Reports Results for the First Quarter 2005
Financial Reporting is Now Current
Nortel Provides Status Update

•	Q1 2005 revenues of $2.54 billion, up year over year 4 percent

•	Q1 2005 net loss of $49 million, ($0.01) per common share on a diluted basis

•	Q1 2005 cash balance of $3.43 billion

TORONTO – Nortel Networks* Corporation [NYSE/TSX: NT] today reported results for the first quarter 2005 prepared in accordance with accounting principles generally accepted in the United States in U.S. dollars. As previously reported, commencing with the first quarter 2005 results Nortel’s new reporting segments are GSM and UMTS Networks, Carrier Packet Networks, Enterprise Networks and CDMA Networks.

“I am pleased that we are now current with our financial reporting; this is an important milestone for Nortel as we move forward with our strategic plan.” said Bill Owens, vice chairman and chief executive officer, Nortel.

First Quarter 2005 Results

Revenues were $2.54 billion for the first quarter of 2005 compared to $2.44 billion for the first quarter of 2004 and $2.62 billion for the fourth quarter of 2004. The Company reported a net loss in the first quarter of 2005 of $49 million, or ($0.01) per common share on a diluted basis, compared to net earnings of $59 million, or $0.01 per common share on a diluted basis, in the first quarter of 2004 and net earnings of $133 million, or $0.03 per common share on a diluted basis, in the fourth quarter of 2004.

Net loss in the first quarter of 2005 included special charges of $21 million related to restructuring activities. Net earnings in the fourth quarter of 2004 included $37 million of net earnings from discontinued operations; special charges of $81 million related to restructuring activities; and a benefit of approximately $133 million primarily related to customer financing recoveries and settlements.

Breakdown of First Quarter 2005 Revenues

GSM and UMTS Networks revenues were $778 million, an increase of 20 percent compared with the year-ago quarter and an increase of 18 percent sequentially. Carrier Packet Networks revenues were $664 million, a decrease of 3 percent compared with the year-ago quarter and a decrease of 3 percent sequentially. Enterprise Networks revenues were $547 million, an increase of 2 percent compared with the year-ago quarter and a decrease of 16 percent sequentially. CDMA Networks revenues were $535 million, a decrease of 6 percent compared with the year-ago quarter and a decrease of 13 percent sequentially.

Gross margin

Gross margin was 42 percent of revenue in the first quarter of 2005. The performance was within the Company’s expected range of 40 to 44 percent of revenue.

Selling, general and administrative (SG&A)

SG&A expenses were $574 million in the first quarter of 2005, which included a cost of $60 million in relation to restatement activities and investment in the Company’s finance organization. This compares to SG&A expenses of $542 million for the first quarter of 2004 and $542 million for the fourth quarter of 2004. The fourth quarter of 2004 SG&A expenses included a benefit of $80 million related to customer financing and trade bad debt recovery and a cost of $75 million in relation to restatement activities and investment in the Company’s finance organization.

Research and development (R&D)

R&D expenses were $474 million in the first quarter of 2005, compared to $471 million for the first quarter of 2004 and $494 million for the fourth quarter of 2004. The R&D expenses in the first quarter of 2005 decreased $20 million sequentially primarily as result of the Company’s restructuring plan.

Other income (expense) – net

Other income (expense) – net was a $46 million income for the first quarter of 2005, which primarily related to a net foreign exchange gain of $26 million.

Cash

Cash balance at the end of the first quarter of 2005 was $3.43 billion, down from $3.69 billion at the end of 2004. This decrease in cash from the end of 2004 was primarily driven by a cash outflow from operations of $262 million which included cash proceeds from the sale of certain customer financing notes receivables of $74 million, cash payments for restructuring of $128 million, and a supplemental pension contribution of $55 million.

Other items

Financial Reporting Obligations; Stock Exchanges; Debt Securities; and EDC Support Facility

With the filing by the Company and its principal operating subsidiary Nortel Networks Limited (NNL) of their unaudited financial statements for the first quarter of 2005, and related Quarterly Reports on Form 10-Q and corresponding Canadian filings, the Company and NNL are now current with their financial reporting obligations. With the delivery of the filings to the New York and Toronto stock exchanges, and their subsequent delivery to shareholders, the Company and NNL will be in compliance with stock exchange listing requirements and their financial statement delivery obligations under applicable securities laws.

With the delivery of these filings to the trustees, the Company and NNL are also in compliance with their obligations under their public debt indentures. In addition, NNL has obtained a permanent waiver from Export Development Canada (EDC) of all remaining defaults and breaches under the EDC performance-based support facility (EDC Support Facility). As a result, the $300 million small bond sub-facility has been reclassified as committed support subject to the terms of the EDC Support Facility.

OSC Bi-Weekly Updates; Management Cease Trade Orders

Today’s announcements serve as a status update by the Company and NNL pursuant to the alternative information guidelines of the Ontario Securities Commission (OSC). The Company and NNL reported that there have been no material developments from prior status updates and the Company's press release "Nortel Files First Quarter 2005 Financial Statements" dated May 31, 2005, with the exception of the matters described herein. As previously announced, the OSC issued an order prohibiting certain directors and officers and certain current and former employees of the Company and NNL from trading in securities of the Company and NNL. Two other Canadian securities commissions issued similar orders. Now that the Company and NNL are current in their financial reporting obligations for the first quarter of 2005, the Company and NNL will be applying to have the management cease trade orders revoked and will cease reporting under the OSC’s alternative information guidelines.

Outlook

Commenting on the Company’s outlook, Owens said, “This announcement marks a turning point for Nortel. Our financial reporting is current. Gary Daichendt, the senior management team and I are focused on business execution and operational performance. Our recent PEC, IBM and BT announcements are further evidence that we are repositioning Nortel for the future and I look forward to building on this momentum throughout the coming quarters. We are playing to win.”

Commenting on the Company’s financial expectations, Peter Currie, executive vice president and chief financial officer, Nortel, said, “For the full year 2005, we continue to expect revenue to grow compared to 2004, gross margins to be in the range of 40 to 44 percent of revenue and our operating expenses as a percent of revenue to be approximately 35 percent by the end of the year. For the second quarter of 2005, we expect solid revenue growth compared to the second quarter of 2004, margins to be at the low end of our expected range for 2005 due to mix of business and spending to be lower as a percent of revenue compared to the second quarter of 2004.”

Recent Business Highlights

Revenue Momentum:

•	Nortel demonstrated continued success in the voice over IP (VoIP) market with deployments at TeleCayman & VTR Chile, and the selection by BT to upgrade to VoIP and introduce Centrex IP across BT Retail’s contact centres in the UK and India.

•	Nortel’s wireless momentum continued globally with contracts for secure high speed mobile data services, 3G mobile voice and data solutions, and wireless mesh highlighted by China Mobile, Verizon Dominicana, HaiTel, and Korea’s Seowon University.

•	Partnering as main supplier with BT to deploy a nationwide communications network that will be used to provide secure managed voice and data services to the UK Ministry of Defence and British Armed Forces. Using Nortel multiservice switching and VoIP solutions, the network is expected to provide improved security responsiveness for the UK military and greater operational and end user efficiencies.

•	Nortel’s commitment to China’s government sector continued with the decision by the City of Longkou, in China’s coastal province of Shandong, to deploy an e-Government IP Telephony and data solution to enable secure online services to its 620,000 citizens.

•	Continued cable operator momentum by working with Cablevision company Lightpath to deploy their metropolitan continuity service, a one-of-a-kind network to ensure continued operations of New York enterprises using an optical bypass private line service from Nortel.

•	SR Technics Ireland, a major independent aviation services provider, is deploying Nortel IP Telephony , Video Conferencing and Multimedia Collaboration Capabilities making it one of the largest converged communications solutions to be installed in Ireland to date.

Leading Next-Generation Solutions:

•	Nortel along with mobilkom austria demonstrated High Speed Downlink Packet Access (HSDPA) live test calls with LG handsets and data cards connected to laptop computers. Nortel’s HSDPA solution was deployed to allow mobilkom austria to show how rapid FTP downloading, real-time television broadcasts from Austria’s GoTV, and live web cam applications could change the future of wireless communications.

•	The City of Richardson, Texas has implemented an IP multimedia network with Nortel solutions which has enabled its Information Services department to reduce its annual budget by nearly eight percent while increasing the performance of its network without the need for additional expertise or people. This was realized with an enhanced set of next generation solutions newly introduced by Nortel which are designed to enable enterprises to reduce deployment and operating costs by as much as 50 percent based on Nortel estimates.

•	Nortel continued to enhance customer solutions offered with the introduction of the Business Communications Manager (BCM) 50 to support smaller companies and remote branch offices which met with immediate industry and customer accolades from a diverse customer group including Domino’s Pizza, Apex Rentals (Calgary), Metro Dodge Chrysler JEEP (Ottawa), and On Hold Marketing (Richmond, Va.).

New Business Partnerships:

•	Nortel and IBM announced a strategic agreement designed to support customized products for the network equipment marketplace, and the establishment of a Nortel-IBM Joint Development Center in Research Triangle Park, NC to collaborate on the design and development of new products and services.

•	A strategic action aimed at strengthening Nortel’s position as a leading player in India with a $10 million investment in Sasken Communications Technologies Limited and an expanded services agreement to continue to work together to develop new software and deploy Nortel networking solutions.

About Nortel

Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity, and any related potential dilution of Nortel’s common shares; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal control over financial reporting and the conclusion of Nortel’s management and independent auditor that Nortel’s internal control over financial reporting is ineffective, which could continue to impact Nortel’s ability to report its results of operations and financial condition accurately and in a timely manner; the impact of Nortel’s and NNL’s failure to timely file their financial statements and related periodic reports, including Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (SEC); ongoing SEC reviews, which may result in changes to Nortel’s and NNL’s public filings; the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in April 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004 and December 14, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; increased consolidation among Nortel’s customers and the loss of customers in certain markets; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s monitoring of the capital markets for opportunities to improve its capital structure and financial flexibility; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization and consolidation in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date of Nortel’s forward purchase contracts; negative developments associated with Nortel’s supply contracts and contract manufacturing agreements, including as a result of using a sole supplier for a key component of certain optical networks solutions; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; and the future success of Nortel’s strategic alliances. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-end-

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.

Nortel will host a teleconference/audio webcast to discuss First Quarter 2005 Results.

TIME:          8:30 AM – 9:30 AM ET on Wednesday, June 1, 2005

To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference: North America: International:	888-211-4395 212-231-6007	Webcast: http://www.nortel.com/q12005earnings

Replay:
(Available one hour after the conference call until 5 :00 p.m. ET, June 14, 2005)

North America : International : Webcast:	800-383-0935 402-530-5545 http://www.nortel.com/q12005earnings	Passcode : Passcode :	21248030# 21248030#

NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations (unaudited)

	March 31,	March 31,
(US GAAP; millions of U.S. dollars, except per share amounts)	2005	2004

Revenues	$2,536	$2,444
Cost of revenues	1,479	1,391

Gross profit	1,057	1,053
Selling, general and administrative expense	574	542
Research and development expense	474	471
Amortization of intangibles	2	3
Special charges	21	7
(Gain) loss on sale of businesses and assets	1	—

Operating earnings (loss)	(15)	30
Other income (expense) — net	46	86
Interest expense
Long-term debt	(50)	(44)
Other	(3)	(8)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(22)	64
Income tax benefit (expense)	(16)	9

	(38)	73
Minority interests — net of tax	(14)	(14)
Equity in net earnings (loss) of associated companies — net of tax	1	(1)

Net earnings (loss) from continuing operations	(51)	58
Net earnings (loss) from discontinued operations — net of tax	2	1

Net earnings (loss)	$(49)	$59

Average shares outstanding (‘000s) — Basic	4,337,513	4,334,574
Average shares outstanding (‘000s) — Diluted	4,337,513	4,378,559

Basic earnings (loss) per common share
— from continuing operations	$(0.01)	$0.01
— from discontinued operations	0.00	0.00

Basic earnings (loss) per common share	$(0.01)	$0.01

Diluted earnings (loss) per common share
— from continuing operations	$(0.01)	$0.01
— from discontinued operations	0.00	0.00

Diluted earnings (loss) per common share	$(0.01)	$0.01

Please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 including the Notes to the Consolidated Financial Statements (unaudited)

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
(US GAAP; millions of U.S. dollars, except for share amounts)	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$3,431	$3,686
Restricted cash and cash equivalents	81	80
Accounts receivable — net	2,780	2,551
Inventories — net	1,316	1,414
Deferred income taxes — net	248	255
Other current assets	424	356

Total current assets	8,280	8,342

Investments	148	159
Plant and equipment — net	1,594	1,651
Goodwill	2,260	2,303
Intangible assets — net	75	78
Deferred income taxes — net	3,706	3,736
Other assets	694	715

Total assets	$16,757	$16,984

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$983	$996
Payroll and benefit-related liabilities	462	515
Contractual liabilities	506	569
Restructuring liabilities	152	254
Other accrued liabilities	2,869	2,823
Long-term debt due within one year	1,290	15

Total current liabilities	6,262	5,172

Long-term debt	2,571	3,862
Deferred income taxes — net	144	144
Other liabilities	3,466	3,189

Total liabilities	12,443	12,367

Minority interests in subsidiary companies	629	630

Guarantees, commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 4,272,671,213 as of March 31, 2005 and 4,272,671,213 as of December 31, 2004	33,840	33,840
Additional paid-in capital	3,301	3,282
Accumulated deficit	(32,632)	(32,583)
Accumulated other comprehensive income (loss)	(824)	(552)

Total shareholders’ equity	3,685	3,987

Total liabilities and shareholders’ equity	$16,757	$16,984

Please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 including the Notes to the Consolidated Financial Statements (unaudited)

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows (unaudited)

	March 31,	March 31,
(US GAAP; millions of U.S. dollars)	2005	2004

Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$(51)	$58
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	82	90
Equity in net (earnings) loss of associated companies — net of tax	(1)	1
Stock option compensation	19	15
Deferred income taxes	8	(4)
Other liabilities	78	60
(Gain) loss on sale or write down of investments, businesses and assets	6	(33)
Other — net	(105)	27
Change in operating assets and liabilities	(298)	(554)

Net cash from (used in) operating activities of continuing operations	(262)	(340)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(54)	(43)
Proceeds on disposals of plant and equipment	—	5
Acquisitions of investments and businesses — net of cash acquired	(2)	(3)
Proceeds on sale of investments and businesses	83	55

Net cash from (used in) investing activities of continuing operations	27	14

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(14)	(9)
Increase in notes payable	20	10
Decrease in notes payable	(26)	(13)
Repayments of long-term debt	—	(97)
Repayments of capital leases payable	(1)	(3)
Issuance of common shares	—	30

Net cash from (used in) financing activities of continuing operations	(21)	(82)

Effect of foreign exchange rate changes on cash and cash equivalents	(35)	13

Net cash from (used in) continuing operations	(291)	(395)
Net cash from (used in) in operating activities of discontinued operations	36	(3)

Net increase (decrease) in cash and cash equivalents	(255)	(398)
Cash and cash equivalents at beginning of period	3,686	3,997

Cash and cash equivalents at end of period	$3,431	$3,599

Please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 including the Notes to the Consolidated Financial Statements (unaudited)

Segment revenues

The following table summarizes our revenues for the three months ended March 31, 2005 and 2004, respectively, by segment:

	For the three months ended March 31,
	2005	2004	$ Change	% Change

Revenues
Carrier Packet Networks	$664	$683	$(19)	(3)
CDMA Networks	535	569	(34)	(6)
GSM and UMTS Networks	788	656	132	20
Enterprise Networks	547	534	13	2
Other (a)	2	2	—	—

Total revenues	$2,536	$2,444	$92	4

(a)     “Other” represented miscellaneous business activities and corporate functions.

The following table summarizes our quarterly and full year revenues for 2004, by segment:

	For the three months ended,
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	For the Year 2004

Revenues
Carrier Packet Networks	$683	$724	$533	$686	$2,626
CDMA Networks	569	567	511	615	2,262
GSM and UMTS Networks	656	711	543	665	2,575
Enterprise Networks	534	578	591	651	2,354
Other (a)	2	10	1	(2)	11

Total revenues	$2,444	$2,590	$2,179	$2,615	$9,828

(a)     “Other” represented miscellaneous business activities and corporate functions.

Geographic revenues

The following table summarizes our geographic revenues for the three months ended March 31, 2005 and 2004, respectively, based on the location of the customer:

	For the three months ended March 31,
	2005	2004	$ Change	% Change

United States	$1,146	$1,217	$(71)	(6)
EMEA (a)	722	596	126	21
Canada	114	154	(40)	(26)
Asia Pacific	402	347	55	16
CALA (b)	152	130	22	17

Consolidated	$2,536	$2,444	$92	4

(a)     The Europe, Middle East and Africa region, or EMEA.
(b)     The Caribbean and Latin America region, or CALA.

Please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 including the Notes to the Consolidated Financial Statements (unaudited). The 2004 comparative financial information has been reclassified to reflect our new reporting segments.